Proskauer Rose LLP 1585 Broadway New York, NY 10036-8299

March 29, 2010

Ladies and Gentlemen:

We have acted as special counsel for Overseas Shipholding Group, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of $300,000,000 aggregate principal amount of 8-1/8% Senior Notes due 2018 (the “Notes”) issued by the Company, pursuant to that certain Underwriting Agreement, dated March 24, 2010 (the “Underwriting Agreement”), by and among the Company and Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and HSBC Securities (USA) Inc., as representatives of the several underwriters named therein (collectively, the “Underwriters”).

In rendering the opinions set forth below, we have examined: (i) the Registration Statement on Form S-3  (File No. 333-165592) with respect to the Notes being sold by the Company (the “Registration Statement”); (ii) the Prospectus, dated March 22, 2010 (the “Prospectus”) included in the Registration Statement; (iii) the preliminary prospectus supplement, dated March 22, 2010 (the “Preliminary Prospectus Supplement”); (iv) the prospectus supplement, dated March 24, 2010 (the “Prospectus Supplement”); (vii) the Underwriting Agreement; (viii) the Indenture (the “Indenture”), dated March 29, 2010, among the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”); (ix) resolutions of the Board of Directors of the Company, dated March 19, 2010; (x) the minutes of the Pricing Committee of the Board of Directors of the Company, dated March 24, 2010; and (xi) such other certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.

In connection with this opinion, we have assumed that the Notes will be issued and sold in compliance in the manner stated in the Registration Statement, the Prospectus, the Preliminary Prospectus Supplement and the Prospectus Supplement.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that when (a) the Indenture has been duly executed and delivered by the parties thereto and (b) the Notes have been duly executed and issued by the Company and duly authenticated by the Trustee and paid for by the Underwriters as contemplated by the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms except as such enforcement may be subject to any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other law relating to or affecting creditors’ rights generally and general principles of equity.

The opinions expressed herein are qualified in the following respects:

A.
We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

Boca Raton | Boston | Chicago | Hong Kong | London | Los Angeles | New Orleans | New York | Newark | Paris | São Paulo | Washington, D.C.

March 29, 2010

B.	This opinion is limited in all respects to federal laws and the laws of State of New York.

We hereby consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act with the Commission as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the use of our name in the above-referenced Prospectus, the Preliminary Prospectus Supplement and the Prospectus Supplement under the caption “Legal Matters”. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Proskauer Rose LLP